Mail Stop 3561
                                                          September 4, 2018
Via E-mail
Christopher P. Vallos
Chief Executive Officer
Core Lithium Corp.
250 East Fifth Street, 15th Floor PMB #121
Cincinnati, OH 45202

       Re:    Core Lithium Corp.
              Form 10-12G
              Filed July 6, 2018
              File No. 000-55959

Dear Mr. Vallos:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ David Link for

                                                          John Reynolds
                                                          Assistant Director
                                                          Office of Beverages,
Apparel, and
                                                          Mining

cc:    Mark C. Lee
       Greenberg Traurig, LLP